Service Request# **20196927944**

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

8304691
GREENWICH LIFESCIENCES
2311 SPARTAN TRAIL
SUGAR LAND, TX 77479

09-12-2019

DESCRIPTION		AMOUNT
4211497 - GREENWICH LIFESCIENCES, INC. 0240S Amendment Stock		
	Amendment Fee	$30.00
	Receiving/Indexing	$115.00
	Surcharge Assessment-New Castle County	$6.00
	Page Assessment-New Castle County	$27.00
	Data Entry Fee	$5.00
	Court Municipality Fee, Wilm.	$20.00
	Expedite Fee, 24 Hour	$100.00
	TOTAL CHARGES	$303.00
	TOTAL PAYMENTS	$303.00
	BALANCE	$0.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:01 AM 09/09/2019
FILED 11:01 AM 09/09/2019
SR 20196927944 - File Number 4211497

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
of
Greenwich LifeSciences, Inc.

Under Section 242 of the Delaware General Corporation Law

Greenwich LifeSciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment (this "Amendment") of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"); (ii) to increase the total number of authorized capital of the Corporation; (iii) to increase the total number of authorized common stock; to (iv) increase the total number of authorized Series D Preferred Stock; (v) declaring this Amendment to be advisable, submitted to and considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders in accordance with the terms of the Corporation's Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"); and (vi) recommending this Amendment for approval by the stockholders of the Corporation.

SECOND: That this Amendment was duly adopted in accordance with the terms of the Certificate of Incorporation and the provisions of Section 242 of the DGCL by the stockholders of the Corporation.

THIRD: Article IV of the Certificate of Incorporation shall be amended and restated in its entirety as follows:

"The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Six Million Seven Hundred Ninety Five Thousand (106,795,000) shares which shall be divided into the following classes:

(a) One Hundred Million (100,000,000) shares of Common Stock with a par value of $0.001 per share ("Common Stock");

(b) Four Million Two Hundred Thousand (4,200,000) shares of Series A Preferred Stock with a par value of $0.001 per share ("Series A");

(c) Three Hundred Ninety Thousand (390,000) shares of Series B Preferred Stock with a par value of $0.001 per share ("Series B");

(d) Two Hundred Five Thousand (205,000) shares of Series C Preferred Stock with a par value of $0.001 per share ("Series C"); and

(c) Two Million (2,000,000) shares of Series D Preferred Stock with a par value of $0.001 per share ("Series D")."

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day 9th day of September, 2019.

By:

Authorized Officer

Title: Chief Executive Officer

Name: Snehal Patel